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                                                                   Exhibit O(ii)

                        WILSHIRE ASSOCIATES INCORPORATED
                         INVESTMENT CONSULTING DIVISION

                                 CODE OF CONDUCT

This Code of Conduct has been adopted by the Investment Consulting Division to ensure that our consultants:

     1. Make sound investment recommendations for the exclusive benefit of the client and their fund beneficiaries.

     2.   Act independently of other Wilshire divisions.

The Code of Conduct is defined in four sections:

I.   Compliance with Governing Laws and Regulations

     A. Consultants shall be familiar with and comply with all federal and state laws applicable to the investment process of their clients. This includes, but is not limited to, ERISA and current SEC regulations.

     B. Consultants shall comply with existing Wilshire policies concerning personal and professional conduct.

     C. Consultants shall act in accordance with the Code of Ethics and Standards of Professional Conduct as adopted by the Association of Investment Management and Research.

II.  Investment Recommendations

     A. Consultants shall fulfill their fiduciary responsibilities by making investment recommendations for the sole interest of fund beneficiaries.

     B. Consultants shall make investment recommendations that are suitable given the characteristics and risk tolerance of the investor.

     C. Consultants shall exercise thoroughness and sound judgment in making recommendations.
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     D.   Consultants shall disclose all relevant factors and known risks pertaining to an investment recommendation.

     E. Consultants shall deal fairly with all clients in making investment recommendations.

III. Conflict of Interest

     A. Consultants shall avoid any activity with an investment management firm that is or could be perceived to be in conflict with the interest of a consulting client.

     B. Consultants shall not provide other Wilshire services to investment management organizations. This includes marketing and client servicing.

     C. Consultants shall abide by reasonable procedures to ensure that information as to activities of investment management organizations with other divisions of Wilshire is not disseminated within the Investment Consulting Division.

     D. Consultants shall not recommend Wilshire Asset Management for investment management services.

     E. Wilshire shall disclose all potential conflicts of interest to consulting clients.

     F. Wilshire shall provide consulting clients with a list of all investment management firms who are customers of other divisions within Wilshire.

IV.  Compensation and Gifts

     A. Consultants will not receive compensation from Wilshire for activities not directly related to services provided to consulting clients.

     B. Consultants may not receive compensation from outside parties unless approved by Wilshire's management and disclosed to their clients.

     C. Consultants shall not accept gifts from any party where the value exceeds $100.00